Exhibit 5.2

CLIFFORD CHANCE LLP 10 UPPER BANK STREET LONDON E14 5JJ TEL +44 20 7006 1000 FAX +44 20 7006 5555 DX 149120 CANARY WHARF 3 www.cliffordchance.com

To: Barclays Bank PLC 1 Churchill Place London E14 5HP	Our ref: 70-40720112 Direct Dial: +44 20 7006 2977 E-mail: simon.sinclair@cliffordchance.com 23 May 2022

Barclays Bank PLC

Form F-3 - Registration Statement under the Securities Act of 1933

We have acted, and have prepared this letter, on the instructions of Barclays Bank PLC (the “Bank”) in connection with the update of the Bank’s Registration Statement on Form F-3 under the US Securities Act of 1933, as amended (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or around 23 May 2022 for the purpose of registering:

(a)	the Bank’s debt securities, in one or more series, which are unsubordinated obligations (“Senior Debt Securities”);

(b)	the Bank’s debt securities, in one or more series, which are subordinated obligations having a stated maturity (“Dated Subordinated Debt Securities”);

(c)

the Bank’s non-cumulative dollar-denominated preference shares, in one or more series (“Preference Shares”) and which may be represented by American Depositary Shares (evidenced by American Depositary Receipts) of a corresponding series (“American Depositary Shares”); and

(d)	the Bank’s warrants, in one or more series, which may be Debt Warrants or Universal Warrants (each as defined in the Registration Statement) (the “Warrants”).

The Senior Debt Securities are to be issued pursuant to, and governed by, an indenture dated as of 16 September 2004, as supplemented by a supplemental indenture dated as of 22 February 2018 (together, the “Senior Debt Indenture”), and the American Depositary Shares are to be issued pursuant to a deposit agreement dated 25 April 2006 (the “Deposit Agreement”), in each case between the Bank and The Bank of New York Mellon, as trustee (the “Trustee”). The Debt Warrants are to be and some Universal Warrants may be issued pursuant to and

CLIFFORD CHANCE LLP IS A LIMITED LIABILITY PARTNERSHIP REGISTERED IN ENGLAND AND WALES UNDER NO. OC323571. THE FIRM’S REGISTERED OFFICE AND PRINCIPAL PLACE OF BUSINESS IS AT 10 UPPER BANK STREET LONDON E14 5JJ. THE FIRM USES THE WORD “PARTNER” TO REFER TO A MEMBER OF CLIFFORD CHANCE LLP OR AN EMPLOYEE OR CONSULTANT WITH EQUIVALENT STANDING AND QUALIFICATIONS. THE FIRM IS AUTHORISED AND REGULATED BY THE SOLICITORS REGULATION AUTHORITY.

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governed by, a warrant agreement (the “Warrant Agreement”), to be entered into by the Bank and a warrant agent to be named therein, and some Universal Warrants may be issued pursuant to and governed by, an indenture (the “Warrant Indenture”) and the Dated Subordinated Debt Securities are to be issued pursuant to, and governed by, an indenture (the “Dated Subordinated Debt Indenture”), in each case to be entered into by the Bank and the Trustee and to be entered into in the form filed as an exhibit to the Registration Statement.

1.	INTRODUCTION

1.1	Opinion Documents

This Opinion relates to the Issue Documents and the Warrant Documents.

1.2	Defined Terms

In this Opinion:

1.2.1	“Issue Documents” means the Senior Debt Indenture, the Dated Subordinated Debt Indenture and the Deposit Agreement;

1.2.2	“Warrant Documents” means the Warrant Indenture and the Warrant Agreement;

1.2.3	“Securities” means the Senior Debt Securities, the Dated Subordinated Debt Securities, the Preference Shares, the American Depositary Shares and the Warrants;

1.2.4	terms defined or given a particular construction in the Registration Statement have the same meaning in this Opinion unless a contrary indication appears;

1.2.5	headings in this Opinion are for ease of reference only and shall not affect its interpretation; and

1.2.6	all references in this Opinion to paragraphs mean paragraphs in this Opinion.

1.3	Legal Review

In connection with the giving of this Opinion:

1.3.1

we have reviewed the documents referred to in paragraph 1 of Schedule 1 (Documents and Enquiries) and completed the searches and enquiries referred to in paragraph 2 of Schedule 1 (Documents and Enquiries) and any references to such documents in this Opinion are to those documents as originally executed;

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1.3.2

we have not verified the facts or the reasonableness of any statements (including statements as to foreign law) contained in any of the Issue Documents, the Warrant Documents or the Registration Statement, save as expressly specified in paragraph 2.3 (Taxation statements in the Registration Statement);

1.3.3	we have not been responsible for ensuring that the Registration Statement contains all material facts;

1.3.4	we have not been responsible for ensuring that the Registration Statement complies with the requirements of any competent authority; and

1.3.5

we have not been responsible for ensuring that any issuance of Securities or conversion shares registered on the Registration Statement complies with legal and regulatory requirements of any jurisdiction.

1.4	Applicable Law

This Opinion is governed by English law, relates only to English law as applied by the English courts as at today’s date and does not extend to the laws of any other jurisdiction (save as described in paragraph 1.5 (Taxation)). All non-contractual obligations and any other matters arising out of or in connection with this Opinion are governed by English law.

1.5	Taxation

We express no opinion on any taxation matter, and none is implied or may be inferred, save as expressly specified in paragraph 2.3 (Taxation statements in the Registration Statement). In respect of those tax matters, this Opinion is confined to, and given on the basis of, English law, United Kingdom tax law and Her Majesty’s Revenue and Customs published practice in force or applied in the United Kingdom as at today’s date.

1.6	Assumptions and Reservations

This Opinion is given on the basis of our understanding of the terms of the Issue Documents and the Warrant Documents and the assumptions set out in Schedule 2 (Assumptions) and is subject to the reservations set out in Schedule 3 (Reservations). This Opinion is strictly limited to the matters stated in paragraph 2 (Opinions) and does not extend to any other matters.

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2.	OPINIONS

We are of the opinion that:

2.1	Corporate Existence

The Bank is a company duly incorporated in England.

2.2	Legal, valid, binding and enforceable obligations

2.2.1

In any proceedings taken in England for the enforcement of the Senior Debt Indenture and the Deposit Agreement, the obligations expressed to be assumed by the Bank in the Senior Debt Indenture and the Deposit Agreement would be recognised by the English courts as legal, valid and binding obligations of the Bank and would be enforceable in the English courts.

2.2.2

Were the Dated Subordinated Debt Indenture and the Warrant Documents to be entered into as at today’s date in the forms attached as exhibits to the Registration Statement, then in any proceedings taken in England for the enforcement of the Dated Subordinated Debt Indenture and the Warrant Documents, the obligations expressed to be assumed by the Bank in the Dated Subordinated Debt Indenture and the Warrant Documents would be recognised by the English courts as legal, valid and binding obligations of the Bank and would be enforceable in the English courts.

2.3	Taxation statements in the Registration Statement

The statements in the Registration Statement under the headings “United Kingdom Taxation of Debt Securities” are correct in all material respects.

2.4	Preference Shares

The Preference Shares, when issued by the Bank against receipt of the subscription price therefor, will, upon the passing of all necessary resolutions and the taking of all necessary corporate action in connection therewith (including the creation (if necessary) of new Preference Shares by the Bank in general meeting, and the determining of the terms of issue of the Preference Shares in accordance with the Articles of Association of the Bank), and assuming the issue price of the Preference Shares is not less than the nominal value thereof and is fully paid on issue and assuming due authority has or will be provided to the directors of the Bank to allot such Preference Shares, be duly authorised and validly issued and fully paid and will not be subject to further call or contribution under the laws of England and Wales.

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3.	ADDRESSEES AND PURPOSE

The scope and content of this Opinion solely have regard to the interests of the Bank in accordance with its instructions. This Opinion is provided in connection with the update of the Registration Statement and is addressed to and is solely for the Bank and it may not, without our prior written consent, be relied upon for any other purpose or be disclosed to or relied upon by any other person save as provided below.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the headings “United Kingdom Taxation of Debt Securities”, “Service of Process and Enforcement of Liabilities” and “Validity of Securities” in the Prospectus included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

/s/ Clifford Chance LLP

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SCHEDULE 1

DOCUMENTS AND ENQUIRIES

1.	DOCUMENTS

We have reviewed only the following documents for the purposes of this Opinion.

(a)	A copy of the Registration Statement expected to be filed with the SEC on 23 May 2022.

(b)	A copy of the Senior Debt Indenture.

(c)	The form of Dated Subordinated Debt Indenture filed as an exhibit to the Registration Statement.

(d)	The form of Warrant Agreement filed as an exhibit to the Registration Statement.

(e)	The form of Warrant Indenture filed as an exhibit to the Registration Statement.

(f)	A copy of the Deposit Agreement.

(g)	Copies of the Barclays Bank Acts 1925 and 1984 and the Barclays Group Reorganisation Act 2002.

(h)	A copy of the certificate of incorporation of the Bank dated 4 October 1971.

(i)	A copy of the certificate of incorporation on change of name and re-registration of the Bank dated 1 January 1985.

(j)	A copy of the articles of association of the Bank adopted by special resolution passed on 8 June 2021, certified a true copy by Craig Molyneux.

(k)	A copy of extracts from the minutes of a meeting of the board of directors of the Bank held on 14 April 1994, certified a true copy by Patrick Gonsalves.

(l)	A copy of the written resolutions of the Fund Raising Committee of the board of directors of the Bank passed on 16 September 2004.

(m)	A copy of extracts from the minutes of a meeting of the board of directors of the Bank held on 15 December 2016, certified a true copy by Patrick Gonsalves (the “2016 Minutes”).

(n)	A copy of the power of attorney granted by the Bank dated 19 June 2017, in favour of each of Miray Muminoglu, Timothy Allen, Stuart Frith and Daniel David.

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(o)	A copy of the approval by the Group Finance Director of the Bank dated 20 February 2018, certified a true copy by Sophie Lukaszewski.

(p)	A copy of extracts from the minutes of a meeting of the board of directors of the Bank held on 28 March 2018, certified a true copy by Gemma Tremlett (the “2018 Minutes”).

(q)	A copy of the approval by the Chief Finance Officer of the Bank dated 18 May 2022, certified a true copy by Renu Badiani.

2.	SEARCHES AND ENQUIRIES

(a)	A search was conducted with the Registrar of Companies in respect of the Bank on 23 May 2022.

(b)	An enquiry by telephone was made at the Companies Court in London of the Central Index of Winding Up Petitions on 23 May 2022 at 10:39 a.m. with respect to the Bank.

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SCHEDULE 2

ASSUMPTIONS

1.	ORIGINAL AND GENUINE DOCUMENTATION

(a)

All signatures (including electronic signatures), stamps and seals are genuine, all original documents are authentic, all deeds and counterparts were executed in single physical form and all copy documents supplied to us as photocopies or in portable document format (PDF) or other electronic form are genuine, accurate, complete and conform to the originals.

(b)

The copies of the constitutional documents of the Bank provided to us are accurate and complete as of the date of this Opinion and the members of the Bank have not given any directions or passed any resolutions that would affect the matters addressed in this Opinion.

2.	CORPORATE AUTHORITY

(a)

In resolving to sign the Registration Statement or any prospectus supplement and enter into or sign any documents issued in connection therewith, including the Issue Documents and the Warrant Documents, the Group Finance Director, the Chief Finance Officer, the Fund Raising Committee and the Board of Directors of the Bank acted (and when electing to issue any Securities (constituted by the Issue Documents or the Warrant Documents), will act) in good faith to promote the success of the Bank for the benefit of its members and in accordance with any other duty.

(b)

Each director of the Bank has disclosed any interest which he or she may have in the transactions contemplated in the Registration Statement, the Issue Documents and the Warrant Documents in accordance with the provisions of the Companies Act 2006 and the Bank’s articles of association and none of the directors has any interest in such transactions except to the extent permitted by the Bank’s articles of association.

(c)

The resolutions of the board of directors of the Bank as set out in the extracts from the minutes referred to in Schedule 1 (Documents and Enquiries) were duly passed at properly constituted and quorate meetings of duly appointed directors of the Bank and have not been amended (save as provided for in the 2016 Minutes and the 2018 Minutes) or rescinded and are in full force and effect at the time the Bank enters into the Issue Documents and the Warrant Documents.

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(d)

Each approval by the Group Finance Director, Chief Finance Officer of the Bank and the written resolutions of the Fund Raising Committee referred to in Schedule 1 (Documents and Enquiries) have not been amended or rescinded and are in full force and effect and, in the case of the written resolutions of the Fund Raising Committee, were duly adopted by a properly constituted Fund Raising Committee.

(e)	The extracts from the minutes referred to in Schedule 1 (Documents and Enquiries) are true records of the proceedings at the meetings of the board of directors of the Bank.

(f)	The entry into and execution of the Issue Documents and the Warrant Documents is duly authorised by the Bank in accordance with the resolutions referred to in Schedule 1 (Documents and Enquiries).

(g)

The person, if other than the person whose signature it purports to be, who attached any electronic signature to any of the documents listed in Schedule 1 (Documents and Enquiries) on behalf of another person, had the authority of the latter person to do so.

(h)

Any relevant power of attorney granted by the Bank referred to in Schedule 1 (Documents and Enquiries) had not been revoked and was in full force and effect at the time of execution of the Issue Documents and the Warrant Documents, as applicable.

3.	CORPORATE CAPACITY OF THE PARTIES OTHER THAN THE BANK

(a)

Each party (other than the Bank) to (i) the Senior Debt Indenture and the Deposit Agreement has, and (ii) the Dated Subordinated Debt Indenture and the Warrant Documents, if executed, would have, the capacity, power and authority to enter into and to exercise its rights and to perform its obligations thereunder.

(b)

That on issue, each global Preference Share and any definitive Preference Shares will be duly executed on behalf of the Bank by the person(s) authorised to do so, that they will be authenticated and issued in accordance with the Issue Documents and, in the case of any definitive Preference Shares, in accordance with the terms of the global Preference Share.

4.	EXECUTION OF DOCUMENTS

(a)

The Senior Debt Indenture and the Deposit Agreement are, and (ii) the Dated Subordinated Debt Indenture and the Warrant Documents, if executed, would be, duly executed and delivered by each party thereto.

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(b)

The Senior Debt Indenture and the Deposit Agreement have been, and the Dated Subordinated Debt Indenture and the Warrant Documents, if executed, would be, executed on behalf of the Bank by the person(s) authorised to do so in the resolutions and approvals referred to in Schedule 1 (Documents and Enquiries).

5.	DOCUMENTS NOT GOVERNED BY ENGLISH LAW

(a)

The obligations expressed to be assumed by the parties to the Issue Documents and the Warrant Documents (in the case of the Dated Subordinated Debt Indenture and the Warrant Documents, if executed), constitute their legal, valid, binding and enforceable obligations under the laws of the State of New York and words and phrases used in the Issue Documents and the Warrant Documents have the same meaning and effect as they would if the Issue Documents and the Warrant Documents were governed by English law.

(b)

The submission to the jurisdiction of the state or federal courts in the City and State of New York by the Bank contained in the Issue Documents and the Warrant Documents is legal, valid and binding under the laws of the State of New York.

(c)	The choice of the laws of the State of New York to govern the Issue Documents and the Warrant Documents is a valid choice under the laws of the State of New York.

6.	OTHER ARRANGEMENTS AND ACTS

(a)

Save for those listed in Schedule 1 (Documents and Enquiries), there is no other agreement, instrument, other arrangement or relationship between any of the parties to any of the Issue Documents or the Warrant Documents which modifies, supersedes or conflicts with any of the Issue Documents or the Warrant Documents, as the case may be.

(b)	That the Issue Documents have been or will be and the Warrant Documents, if executed, will be entered into in the form as reviewed by us for the purpose of this Opinion and outlined above.

7.	TAX MATTERS

The Bank is resident only in the United Kingdom for United Kingdom tax purposes.

8.	SEARCHES AND ENQUIRIES

There has been no alteration in the status or condition of the Bank as disclosed by the searches and enquiries referred to in Schedule 1 (Documents and Enquiries). However,

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it is our experience that the searches and enquiries referred to in paragraphs Schedule 2(a) and (b) of Schedule 1 (Documents and Enquiries) may be unreliable. In particular, they are not conclusively capable of disclosing whether or not insolvency proceedings have been commenced in England, nor do they indicate whether or not insolvency proceedings have begun elsewhere.

9.	OTHER ASSUMPTIONS

(a)	There will not be, at any material time, any substitution of the Bank as issuer under the Issue Documents or the Warrant Documents.

(b)	That the holders of the American Depositary Shares are the absolute beneficial owners of the Preference Shares and any dividends paid thereon.

(c)	That the American Depositary Shares constitute interests in depositary receipts for the Preference Shares for the purposes of section 99(6) of the Finance Act 1986.

10.	OTHER LAWS

All acts, conditions or things required to be fulfilled, performed or effected in connection with the Issue Documents, the Warrant Documents and the Securities under the laws of any jurisdiction other than England have been duly fulfilled, performed and effected.

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SCHEDULE 3

RESERVATIONS

1.	ENFORCEABILITY OF CLAIMS

In this Opinion “enforceable” means that an obligation is of a type which the English courts may enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Securities. In particular:

(a)

paragraph 2.2 (Legal, valid, binding and enforceable obligations) of this Opinion is subject to any limitations arising from (i) insolvency, liquidation, bankruptcy, administration, moratorium, reorganisation and similar laws, (ii) any reconstruction, arrangement or compromise and (iii) any other laws relating to or affecting the rights of creditors or any class of creditors;

(b)

the power of an English court to order specific performance of an obligation or any other equitable remedy is discretionary and, accordingly, an English court might make an award of damages where specific performance of an obligation or any other equitable remedy is sought;

(c)

where any person is vested with a discretion or may determine a matter in its opinion, that person may be required to exercise its discretion in good faith, reasonably and for a proper purpose, and to form its opinion in good faith and on reasonable grounds;

(d)	enforcement may be limited by the provisions of English law applicable to an agreement held to have been frustrated by events happening after its execution;

(e)	proceedings to enforce a claim may become barred under the Limitation Act 1980 or the Foreign Limitation Periods Act 1984 or may be or become subject to a defence of set-off or counterclaim;

(f)

a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by a misrepresentation or where there has been any bribe or other corrupt or illegal conduct and the English courts will generally not enforce an obligation if there has been fraud; and

(g)

any provision to the effect that any calculation, determination or certification is to be conclusive and binding may not be effective if such calculation, determination or certification is fraudulent, arbitrary or manifestly incorrect and an English court may regard any certification, determination or calculation as no more than prima facie evidence.

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2.	GOVERNING LAW

(a)

The English courts may refuse to apply a provision of the laws of the State of New York if application of that provision of the laws of the State of New York would be manifestly incompatible with English public policy.

(b)

The parties’ choice of the laws of the State of New York as the governing law of the Issue Documents and the Warrant Documents does not restrict the English courts from applying the overriding mandatory provisions of English law.

(c)

We express no opinion on the binding effect of the choice of law provisions in the Issue Documents, the Warrant Documents and the Securities insofar as they relate to non-contractual obligations arising out of or in connection with the Issue Documents, the Warrant Documents and the Securities.

3.	JURISDICTION

If any proceedings are brought in the English courts by the Bank, in some circumstances, those courts may accept jurisdiction, notwithstanding the provisions of the Issue Documents and the Warrant Documents, as applicable, providing that any state or federal court in the City and the State of New York or in the Borough of Manhattan, the City of New York, as applicable, has exclusive jurisdiction in relation thereto.

4.	ENFORCEMENT OF FOREIGN JUDGMENT

(a)

There are no reciprocal arrangements in force between the United States of America and the United Kingdom for the recognition or enforcement of judgments. Accordingly, a judgment by any state or federal court in the City and State of New York is not enforceable directly in England but may be recognised and enforced by the English courts according to common law principles. A judgment by those courts will not be enforced by the English courts if:

(i)	the proceedings in which the judgment was given were opposed to natural justice;

(ii)	the judgment was obtained by fraud;

(iii)	the enforcement of the judgment would be contrary to English public policy;

(iv)	an order has been made and remains effective under section 9 of the Foreign Judgments (Reciprocal Enforcement) Act 1933 applying that section to judgments of those courts;

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(v)	before the date on which those courts gave judgment, the matter in dispute had been the subject of a final judgment of another court having jurisdiction whose judgment is enforceable in England;

(vi)	the judgment is for multiple damages within the meaning of section 5(3) of the Protection of Trading Interests Act 1980;

(vii)

the judgment is based on a rule of law specified by the Secretary of State under section 5(4) of the Protection of Trading Interests Act 1980 as concerned with the prohibition of restrictive trade practices;

(viii)	the judgment is on a claim for contribution in respect of damages awarded by a judgment falling within (vi) or (vii) above;

(ix)

the judgment is based on foreign measures which the Secretary of State specifies as regulating and controlling international trade and which, in so far as they apply to persons carrying on business in the United Kingdom, are damaging or threaten to damage the trading interests of the United Kingdom; or

(x)	the bringing of proceedings in those courts was contrary to an agreement under which the dispute in question was to be settled otherwise than by proceedings in those courts.

(b)

If the English court gives judgment for the sum payable under a judgment of the state or federal courts in the City and State of New York, the English judgment would be enforceable by the methods generally available for the enforcement of English judgments. These give the court a discretion whether to allow enforcement by any particular method, taking into account all relevant circumstances. In addition, it may not be possible to obtain an English judgment or the court may not exercise its discretion to enforce any English judgment if the judgment debtor is subject to any insolvency or similar proceedings, if there is a delay, if an appeal is pending or anticipated against the English judgment in England or against the foreign judgment in the state or federal courts in the City and State of New York or if the judgment debtor has any set-off or counterclaim against the judgment creditor.

5.	CHOICE OF LAW

If any obligation arising under the Issue Documents, the Warrant Documents or the Securities is or is to be performed in a jurisdiction outside England, it may not be enforceable in the English courts to the extent that performance would be illegal or contrary to public policy under the laws of the other jurisdiction. Further, an English

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court may give effect to any overriding mandatory provisions of the law of the place of performance insofar as they render the performance unlawful or otherwise take into account the law of the place of performance in relation to the manner of performance and the steps to be taken in the event of defective performance.

6.	DEFAULT INTEREST AND INDEMNITIES BETWEEN PARTIES

(a)

Any provision of the Issue Documents, the Warrant Documents or the Securities requiring any person to pay amounts imposed in circumstances of breach or default may be held to be unenforceable on the grounds that it is a penalty. If the Issue Documents, the Warrant Documents or the Securities do not provide a contractual remedy for late payment of any amount payable thereunder that is a substantial remedy within the meaning of the Late Payment of Commercial Debts (Interest) Act 1998 as amended the person entitled to that amount may have a right to statutory interest (and to payment of certain fixed sums) in respect of that late payment at the rate (and in the amount) from time to time prescribed pursuant to that Act. Any term of the Issue Documents, the Warrant Documents or the Securities may be void to the extent that it excludes or varies that right to statutory interest, or purports to confer a contractual right to interest that is not a substantial remedy for late payment of that amount, within the meaning of that Act. We express no opinion as to whether any such provisions in the Issue Documents, the Warrant Documents or the Securities do in fact constitute a “substantial remedy” in compliance with the conditions set out in Section 9 of such Act.

(b)

There is some possibility that an English court would hold that a judgment on the Issue Documents, the Warrant Documents or the Securities, whether given in an English court or elsewhere, would supersede the Issue Documents, the Warrant Documents or the Securities, so that any obligations relating to the payment of interest after the judgment or any currency indemnities would not be held to survive the judgment.

(c)	Any undertaking or indemnity in relation to stamp duties may be void under the provisions of Section 117 of the Stamp Act 1891.

(d)	An English court may in its discretion decline to give effect to any provision for the payment of legal costs incurred by a litigant.

7.	BANKING ACT 2009

The opinions set out in the letter are subject to any limitations arising from any measures taken pursuant to the stabilisation powers under the special resolution regime under the Banking Act 2009 (as amended).

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8.	OTHER QUALIFICATIONS

(a)

The effectiveness of any provision of any agreement or instrument which allows an invalid provision to be severed in order to save the remainder of its provisions will be determined by the English courts in their discretion.

(b)

Any provision in the Issue Documents, the Warrant Documents or the Securities which confers, purports to confer or waives a right of set-off or similar right may be ineffective against a liquidator or creditor.

(c)

In some circumstances an English court may terminate or suspend proceedings commenced before it and an English court may be prevented from adjudicating upon a particular claim or issue if this would be inconsistent with the judgment of a foreign court binding upon the parties, being a judgment entitled to recognition in England and Wales.

(d)

The opinions expressed in this Opinion are subject to the effects of any United Kingdom sanctions or other similar measures implemented by or effective in the United Kingdom with respect to any person to which such sanctions or other similar measures apply or is otherwise the target of any such sanctions or other similar measures.

(e)	The confirmation provided in paragraph 2.3 (Taxation Statements in the Registration Statement) is subject to the following specific reservations:

(i)	We give no confirmation as to any section of the Registration Statement other than the confirmation set out in paragraph 2.3 (Taxation Statements in the Registration Statement); and

(ii)

The confirmation is given solely on the basis set out in paragraph 2.3 (Taxation Statements in the Registration Statement) and in particular is limited to matters governed by English law, the tax law of the United Kingdom and HMRC’s published practice in force or applied in the United Kingdom as at today’s date.

(f)

No opinion is given as to the title to the Preference Shares including, but without limitation, as to whether the legal and beneficial ownership of the Preference Shares is vested in any particular person.

(g)

The Opinion in paragraph 2.3 (Taxation Statements in the Registration Statement) that certain statements are correct in all material respects is given with regard to the context in which those statements are made and takes into account the disclaimers and qualifications which are applied to those statements in the Registration Statement.